Exhibit 99.2

Facet Biotech Corporation

Transcript of Conference Call Held February 23, 2010

Regarding Financial Results for Quarter and Fiscal Year Ended December 31, 2009 and

Update on Company Activities

Participants from Facet Biotech Corporation

Faheem Hasnain — President and Chief Executive Officer

Andrew Guggenhime — Senior Vice President and Chief Financial Officer

Mark Rolfe, Ph.D. — Senior Vice President and Chief Scientific Officer

Jean Suzuki — Investor Relations Manager

Conference Call Participants

Michael King — Merriman Curhan Ford  — Analyst

Jason Zhang — BMO Capital Markets — Analyst

PRESENTATION

Moderator Introduction

Good day and welcome to the Facet Biotech fourth quarter and full year 2009 financial results conference call. Today’s call is being recorded. For opening remarks and introductions, I would now like to turn the call over to Ms. Jean Suzuki, Corporate and Investor Relations. Please go ahead.

Jean Suzuki

Good afternoon and thank you for joining us today. Before we begin, I encourage you to go to the investor’s section of our website, facetbiotech.com, to find the press release and related financial tables as well as a slide presentation for the topics discussed on today’s call.

Today we have Faheem Hasnain, president and chief executive officer, who will begin today’s call with a review of the company’s achievements in 2009 and key strategic objectives for 2010. He will be followed by Dr. Mark Rolfe, senior vice president and chief scientific officer, who will provide an update on our research and development programs, and Andrew Guggenhime, senior vice president and chief financial officer, who will review our financial results for 2009 as well as provide financial expectations for 2010.

After the conclusion of the prepared remarks, we will open the call for questions.

Before we begin, let me remind you that the information we will cover today contains forward-looking statements regarding our expected 2010 financial performance, clinical development of our product candidates, including daclizumab, elotuzumab and TRU-016, milestones and other matters, and our actual results may differ materially from those expressed or implied in the forward-looking statements. Factors that may cause differences between current expectations and actual results are described in our filings with the Securities & Exchange Commission, copies of which may be obtained at the investor section of our website at facetbiotech.com. The forward-looking statements made in this presentation should be considered accurate only as of the date of this presentation and, although we may elect to update forward-looking statements from time to time in the future, we specifically disclaim any duty or obligation to do so, even as new information becomes available or other events occur in the future.

I would now like to introduce Faheem Hasnain.

Faheem Hasnain

Thanks and good afternoon everyone.

After just 14 months as an independent company, we find ourselves well-positioned to build upon our 2009 achievements and enter 2010 as a strong and focused organization.

In early 2009, subsequent to our spin-off from PDL BioPharma, we established a set of strategic objectives for the new company— to advance our existing pipeline; expand our pipeline; and refine our protein engineering platform technologies—all the while maintaining our operating and financial discipline. Over the course of 2009, we’ve successfully delivered on these key objectives.

We made the decision, with our partner Biogen Idec, to advance our latest-phase clinical candidate, daclizumab in multiple sclerosis or MS, into phase 3, and expect to initiate that trial, called DECIDE, in the second quarter of this year. We also reported positive phase 1 data for elotuzumab in multiple myeloma, and have now progressed the program into phase 2.

We added T-R-U-0-1-6 or TRU-016, a clinical candidate for chronic lymphocytic leukemia or CLL, in August 2009 when we signed a 50/50 collaboration agreement with Trubion Pharmaceuticals for this candidate as well as all other products targeting CD37. Since then, we have seen promising phase 1 monotherapy data for TRU-016 in CLL and expect to advance this candidate into a phase 1/2 combination trial in the middle of this year. There is also strong preclinical evidence and biological rationale for this candidate in non-Hodgkin’s lymphoma or NHL as well as autoimmune indications such as MS. We expect to further explore these additional indications this year by initiating a phase 1 combination trial in NHL and continuing preclinical activities in autoimmune diseases, including MS.

The results of our proprietary next-generation protein engineering platform technologies continue to be impressive. In 2009, we filed for composition of matter patents covering hundreds of variants on five commercial antibodies—Avastin, Erbitux, Herceptin, Humira and Xolair— and we continue to pursue collaboration opportunities with pharmaceutical companies interested in entering the biobetter or biogeneric spaces or improving their existing protein therapeutics.

Now, underlying these activities has been our financial discipline. We significantly reduced our cost structure after our spin-off from PDL and, over the course of the year, we decreased our 2009 cash utilization guidance from $110 million to $80 million. We completed the year with $74.4 million in cash utilization on a basis consistent with our original guidance, and $96.2 million in total, including the $20 million upfront payment and other amounts related to the Trubion collaboration.

I’m very proud of what our organization accomplished in 2009, as we made great progress in all areas of our business. Now, while we faced challenges that caused some uncertainty amongst our employees, we overcame those challenges. In fact, we emerged stronger with validation of the tremendous value of our daclizumab program in MS and the opportunity to highlight our programs and assets, which have led to a greater awareness and understanding of the underlying value of our company. I believe we enter 2010 in a position of strength. We have a robust pipeline of five clinical candidates, one of which is an important next-generation therapeutic for MS that is being studied in a registration-enabling trial; a proprietary platform technology that holds promise as a collaboration opportunity; and a strong balance sheet with $307.2 million in cash, cash equivalents, marketable securities and restricted cash at December 31, 2009.

Now, as we look ahead to 2010 and beyond, we are poised to realize significant value given the number of milestone or inflection points for our programs. In January, we moved elotuzumab into phase 2 and received a $15 million milestone payment from our partner, Bristol-Myers Squibb. In the second quarter, we expect to initiate the DECIDE phase 3 trial for daclizumab, which will trigger a $30 million milestone payment from our partner, Biogen Idec. Mid-year, we anticipate initiating a phase 1/2 combination trial for TRU-016 in CLL and, in the second half of the year, a phase 1 combination trial in NHL. By the end of 2010, we look forward to potential data presentations for the elotuzumab phase 2 trial as well as for TRU-016 in CLL, and we would expect to secure a validating collaboration for our next-generation protein engineering platform technology.

In the first half of 2011, we expect to make a decision about whether to move the elotuzumab program to phase 3 and, in the second half of that year, we expect a data readout from the SELECT trial, which is the first registration-enabling trial for daclizumab. We have the balance sheet strength to fund our operations past all of these potential value inflection points and through the end of 2012.

Now, before I turn the call over to Mark, I do want to comment on our ongoing activities initiated in response to Biogen Idec’s offer to acquire the company. In September of 2009, Biogen Idec launched an unsolicited tender offer to acquire the company. Ultimately, their bid was rejected by our stockholders and, on December 16, Biogen Idec’s tender offer expired. Following Biogen Idec’s initial public offer, we received inquiries from third parties who expressed an interest in considering a transaction involving all or a portion of the company’s shares or assets. On December 10, we announced that we had requested Centerview Partners, our financial advisor, to solicit additional third parties to determine if any such parties may have an interest in a strategic transaction and to engage in associated discussions with potential third parties that our Board would find in our stockholders’ best interests. That strategic process and the associated discussions with third parties remain ongoing, and we do not expect to provide updates on the status of the process or any discussions until completion of the process. So, given the nature of this process, during the Q&A that will follow our prepared remarks, we will not be able to answer any questions regarding this process or our discussions with third parties, and any updates will be provided only in broad public communications.

Now I’d like to turn the call to Dr. Mark Rolfe to review our research and development activities. Mark?

Mark Rolfe

Thanks Faheem and good afternoon everyone.

Today, I’ll review our development programs and comment on our next-generation protein engineering platform technologies.

As Faheem mentioned, our most advanced clinical candidate is daclizumab, which is an antibody targeting the high-affinity IL-2 receptor. We are developing daclizumab in a 50/50 partnership with Biogen Idec.

Last week, we announced the publication of the manuscript for the phase 2 CHOICE combination therapy trial in the journal, Lancet Neurology. This was very exciting news for us, as the CHOICE trial, which we conducted, was the first randomized, controlled trial of daclizumab in MS.

In the CHOICE trial, 230 patients were randomized to receive daclizumab plus interferon-beta or interferon-beta alone. Primary endpoint results showed that 2 mg/kg daclizumab administered every 2 weeks in combination with interferon-beta reduced the number of new or enlarged gadolinium-enhancing lesions by 72 percent, which was statistically significant when compared to the interferon-alone group. In addition, treatment with daclizumab resulted in a seven- to eight-fold increase of CD56bright natural killer or NK cells, which was associated with a decrease in disease activity. Daclizumab was well-tolerated and common adverse events occurred with a similar frequency in each treatment group.

The data from CHOICE as well as from earlier phase 1/2 trials gave us the confidence to move forward with our two registration-enabling trials, the ongoing SELECT monotherapy trial and the DECIDE study, which we expect will begin in the second quarter of this year.

We initiated the SELECT study in the first quarter of 2008. It is a randomized, registration-enabling trial of daclizumab monotherapy versus placebo. The trial will enroll approximately 600 patients and is testing two doses of daclizumab, 150 mg and 300 mg, as monthly subcutaneous injections versus placebo. The primary endpoint is annualized relapse rate, which will read out at one year. The extension study will allow patients to receive daclizumab for an additional year, during which time safety will be monitored.

In late July of 2009, we conducted an interim futility analysis and interim data assessment for the SELECT study. The interim futility analysis, which was conducted to ensure patient safety and to evaluate whether the trial should continue, included data from approximately 150 patients who had completed at least six months of treatment. An independent safety monitoring committee reviewed the interim data and recommended the continuation of the trial with both the 150 mg and 300 mg daclizumab dose arms. Patient accrual remains on-track and we anticipate enrollment to be completed in 2010 and the primary endpoint data read out to occur in the second half of 2011. SELECT remains a blinded study.

The interim data assessment was designed to determine whether to initiate the phase 3 DECIDE trial as well as to inform the design of this trial. Based on this interim data assessment and data from prior studies, the recommendation was made to proceed with the DECIDE trial and we announced this decision in early August 2009.

We requested a Special Protocol Assessment, or SPA, for the DECIDE trial which, as a reminder, is an FDA review of a trial design to determine if the design, clinical endpoints and statistical analyses would be acceptable to the agency before the start of the study. We are in the final stages of discussions with the FDA regarding the SPA and are in alignment on the significant matters. We expect to receive approval and initiate the DECIDE trial in the second quarter of 2010. In preparation, trial start-up activities continue and are progressing well. Prior to the start of the phase 3 trial, we will provide additional details about the study design. As a reminder, upon enrollment of the first patient in the DECIDE trial, we would receive a $30 million milestone payment from Biogen Idec.

Now, our lead oncology candidate is elotuzumab, a humanized antibody that is in phase 2 clinical development for multiple myeloma. Elotuzumab targets the cell surface glycoprotein, CS1, which is highly and uniformly expressed on myeloma cells. Based on data to date, we believe elotuzumab’s main mechanism of action is the elimination of myeloma cells through natural killer or NK cell-mediated antibody-dependent cellular cytotoxicity, or ADCC.

In preclinical studies, we found that bortezomib and lenalidomide, two standard of care agents for multiple myeloma, appeared to enhance the ADCC activity of elotuzumab, but via different mechanisms. Bortezomib may enhance elotuzumab activity by rendering myeloma cells more vulnerable to NK cell-mediated ADCC. Lenalidomide, which has immunomodulatory activity, may potentiate the activity of elotuzumab by stimulating the production and activity of NK cells. These observations helped to inform our decision to initiate combination trials with these agents.

We are currently enrolling patients into the phase 2 portion of a study testing elotuzumab plus lenalidomide and low-dose dexamethasone in patients with multiple myeloma. In December, we presented compelling data for the phase 1 portion of this study at the American Society of Hematology or ASH conference. The efficacy results showed an 82 percent overall response rate in all 28 patients and a 95 percent response rate in a subset of 22 lenalidomide-naïve patients. The safety profile was acceptable and a maximum tolerated dose was not established. We expect to complete enrollment into this study by the end of this year, and we expect to be able to make a decision about whether to move the program forward into phase 3 in the first half of 2011.

We are also enrolling patients in a phase 1 / 2 study of elotuzumab in combination with bortezomib in patients with multiple myeloma. We presented promising preliminary data in December at the ASH conference. Since then, we have been encouraged as these data continue to evolve and mature. We look forward to presenting an update later this year.

Given the relapsing nature of the disease, there are no curative therapies for myeloma, so there is a clear unmet medical need. While the treatment landscape for myeloma continues to evolve, we believe that elotuzumab, particularly as a combination therapy, holds promise as an important treatment option for these patients with this disease.

As a reminder, the elotzumab program is partnered with Bristol-Myers Squibb in an 80/20 cost-sharing and 70/30 U.S. sales-based profit-sharing arrangement with royalties ex-U.S.

Our next candidate is TRU-016, which is a small modular immuno-pharmaceutical protein therapeutic that targets CD37. We are developing TRU-016 in a 50/50 collaboration with Trubion Pharmaceuticals. CD37 is a clinically validated target for the treatment of B-cell malignancies, such as CLL and NHL. Given the important role that CD37 appears to play in B-cell regulation, we believe there may be additional therapeutic opportunities in autoimmune diseases such as MS. CD37 is expressed broadly on all B-cell malignancies, except multiple myeloma, and is known to be highly over-expressed in CLL. To our knowledge, TRU-016 is the only product in clinical development that targets CD37.

TRU-016 has a unique mechanism of action. We believe it has potent anti-tumor activity through inducing both apoptosis and ADCC, and we are excited by the potential of this drug to work both as a single agent and in combination with approved and investigational agents in CLL and NHL. There remains a tremendous unmet medical need in the treatment of B-cell malignancies, as there are patients who do not respond well or at all to CD20-directed therapies such as rituximab. TRU-016, with its novel target and mechanism of action, may hold promise as an alternative to, or as a synergistic treatment with, currently approved anti-CD20 therapies.

We are currently conducting a phase 1 trial of TRU-016 as a monotherapy in patients with relapsed and refractory CLL. Promising interim data from this trial were presented at the ASH meeting last December. Of the 33 patients evaluated, partial responses were seen in five patients, and clinical activity was seen at the 0.3 mg/kg dose level and higher. We also saw reductions in lymphadenopathy, splenomegaly and peripheral lymphocytosis. We plan to expand this trial to test TRU-016 as a monotherapy in patients with NHL in addition to CLL.

The preclinical work that has been done for TRU-016 shows that a rationale exists for further study of the agent in combination with other therapeutics. As such, we plan to initiate a phase 1/2 combination study of TRU-016 in CLL patients as well as a phase 1 combination study in NHL patients. In addition, we plan to conduct additional preclinical studies to evaluate the use of TRU-016 in autoimmune diseases, including MS.

We have three other programs in earlier stages of development. We are developing volociximab, an antibody targeting the alpha5-beta1 integrin, in non-small cell lung cancer in collaboration with Biogen Idec. We reported promising phase 1 combination data last year, which showed an encouraging median progression-free survival of 6.6 months. We are working with Biogen Idec to determine an optimal path forward for this program.

PDL192 is a humanized antibody targeting the TNF-like weak inducer of apoptosis or TWEAK receptor with respect to which we hold worldwide rights.  We continue to enroll patients into a phase 1 trial of PDL192 in solid tumors. We’ve taken a biology-driven approach to the development of this antibody and continue to conduct extensive research work to better characterize the signaling pathways that are associated with this agent.

Now I would like to discuss our proprietary next-generation platform technologies, which were developed in-house and build on our expertise in protein engineering. In December 2009 at the IBC Antibody Engineering and Therapeutics conference, we presented publicly, for the first time, the work we have conducted to develop and refine these platform technologies.

Based on our work, we have found that these technologies have the potential to systematically shape the clinical performance of protein-based drugs by improving half-life; binding affinity; potency; yields and manufacturing costs; and lowering immunogenicity.

We have developed an approach that allows us to comprehensively identify, map and select mutations to every possible amino acid at every amino acid location in the variable or constant regions of an antibody. This approach has led to our filing of composition of matter patent applications covering hundreds of novel mutations of five commercial blockbuster antibodies. Using Erbitux as an example, we have been able to identify nearly 150 novel mutations that increase binding affinity, only 27 of which had been previously identified. To date, we have validated these 27 mutations in addition to roughly 50 additional mutations that we’ve identified, and we continue to work on validating the remaining identified mutations. We mapped the entire Erbitux antibody and identified all of these novel mutations in a very short time period of roughly 6 months, which is faster than traditional methods, and identified a significantly greater number of potentially beneficial mutations than traditional methods.

The value creation opportunity for us is in rapidly and systematically identifying novel compositions of matter and forging collaborations with companies looking either to develop improved protein therapeutics, or biobetters, to develop biogenerics, or seeking to engineer or improve first-generation proteins. Discussions are underway regarding potential collaborations for these technologies. Our objective is to enter into a transaction in 2010 involving our protein engineering technologies and we plan to keep you apprised as we move forward.

I will now hand the call over to our chief financial officer, Andrew Guggenhime. Andrew?

Andrew Guggenhime

Thanks Mark and good afternoon, everyone.

I’ll start my discussion with an overview of our full year 2009 financial results, provide an update on our current sublease activities and then comment on our financial expectations for 2010.

We are very pleased with our financial results for this past year, most notably the success of our continued expense and cash management efforts.

Total revenues for 2009 were $46.1 million compared to $18.3 million for the prior year. The $27.8 million increase in revenues was primarily due to a full year of revenues related to our collaboration with Bristol-Myers Squibb, which was entered into in the third quarter of 2008, and a full year of royalties from EKR Therapeutics related to sales of pre-mixed bag formulations of Cardene, which first generated royalties to us in the fourth quarter of 2008. In 2009 compared to 2008, collaboration revenues from Bristol-Myers Squibb increased $19.8 million and revenues from EKR, which are classified within other revenues, increased $9.2 million. Our 2009 revenues from EKR included a $2.0 million payment we received as a result of the amendment to our agreement with EKR.

Total costs and expenses for 2009 were $189.7 million compared to $178.3 million for 2008. The increase in total operating expenses was due to the $49.7 million gain recognized on the sale of our manufacturing facility in 2008. Excluding the impact of this gain, our overall operating expenses actually decreased by $38.3 million.  This decrease was largely due to reduced personnel and related overhead costs as a result of our restructuring activities and other cost reduction measures. This significant decrease in expenses in 2009 compared to the prior year was notwithstanding the impact in 2009 of the $20 million up front fee paid to Trubion in connection with our collaboration and $4.7 million in expenses incurred to address Biogen Idec’s unsolicited offers to acquire the company.

For 2009, R&D expenses decreased by $29.1 million to $122.2 million, from $151.3 million in the prior year. The decrease in R&D expenses in 2009 was primarily due to lower personnel and related overhead costs as a result of our restructuring activities in 2008 and early 2009, as well as the sale of our manufacturing facility in March 2008. These decreases were partially offset by $23.3 million in costs resulting from our collaboration with Trubion entered into in the third quarter of 2009, which costs included the $20.0 million upfront license payment made to Trubion.

G&A expenses for 2009 were $38.1 million, a decrease of $8.2 million from $46.3 million for 2008. This decrease was primarily due to lower personnel and related overhead costs as a result of our restructuring activities in 2008 and early 2009, and legal, financial and other advisory costs incurred in 2008 related to strategic initiatives that culminated in the spin-off of the company from PDL. The decrease was partially offset by $4.7 million in costs incurred in the second half of 2009 in connection with the unsolicited offers to acquire the company made by Biogen Idec.

Restructuring charges for 2009 were $28.3 million compared to $10.5 million for 2008. Of the $28.3 million in 2009 charges, $24.3 million was related to idle capacity at our corporate headquarters and the balance was primarily related to personnel costs. The $10.5 million in 2008 charges was principally personnel-related.

Asset impairment charges for 2009 were $1.1 million compared to $19.9 million for 2008. The charges incurred in 2009 related to certain research equipment and IT projects that are no longer expected to have any future useful life for the company. The charges incurred in 2008 primarily consisted of impairments of certain leasehold improvements and idle equipment as a result of our post-spin-off restructuring activities and related facilities consolidation.

Cash, cash equivalents, marketable securities and restricted cash totaled $307.2 million at December 31, 2009, a decrease from $403.4 million at December 31, 2008.  At the beginning of 2009, we had provided guidance of $110 million in cash utilization for the year, excluding the impact of any potential new collaborations. We subsequently lowered our guidance over the course of the year to $80 million based on our success in managing our costs and scaling back our infrastructure subsequent to the spin-off from PDL. Our full-year cash utilization for 2009 on this same basis, which excludes the impact of the Trubion collaboration entered into in the third quarter, was $74.4 million.  This was better than our previously issued guidance due largely to our ongoing cost reduction efforts over the course of the year. Including the impact of the Trubion collaboration, total cash utilization for the year was $96.2 million.

Additional details regarding the historical results and the period-over-period variances are summarized in the press release and the accompanying tables and in our Form 10-K, which we plan to file shortly.

Now I would like to briefly comment on our sublease activities. We continue to be in discussions regarding potential subleases of our excess real estate capacity.  While there are no assurances of success, we continue to be optimistic that over time we can achieve a significant reduction of our lease obligations through one or more subleases.

Consistent with the updated disclosures in our 2009 Form 10-K filing, over the 12-year period from 2010 through the end of the lease term in 2021, our estimated aggregate lease-related obligations total $189 million, with approximately 80 percent of these lease-related obligations due after 2012. This $189 million, which is not discounted to current dollars, represents the total estimated lease costs for our buildings, including the significant excess capacity that we currently have in these facilities.

Based on the highly judgmental estimates underlying the calculation of the lease-related restructuring charges, it is likely that our estimates of future sublease income will change over the next several quarters as a result of our ongoing sublease efforts. As a result, in future periods we expect to either incur additional restructuring charges or reverse portions of previously recognized restructuring charges. In addition, depending on the outcome of our sublease efforts, there are scenarios under which the carrying value of certain of our leasehold improvements and other facility-related assets could be impaired.

Moving on to our financial expectations for 2010.  We anticipate cash utilization for 2010 of approximately $60 to 65 million, which is a significant decrease, or improvement, from the $96.2 million cash utilization for 2009. This estimate assumes the continued advancement of key pipeline programs, including daclizumab, elotuzumab and TRU-016, and of our protein engineering technologies. In addition, this estimate reflects the $15 million milestone payment from Bristol-Myers Squibb for the initiation of the phase 2 portion of the elotuzumab study that we received in February 2010; the expected receipt of the $30 million milestone payment from Biogen Idec for the initiation of the DECIDE phase 3 study for daclizumab; and the expected payment of a $6 million milestone to Trubion upon the initiation of a phase 2 study for TRU-016. It also reflects the refund from Genmab of $4.9 million in deposits in connection with the termination of our supply agreement with them earlier this year. Based on our 2010 cash utilization guidance, we expect to end this year with $242 to $247 million in cash, cash equivalents, marketable securities and restricted cash.

Total revenues for 2010 are expected to be $70 to $78 million, consisting of $65 to $68 million in collaboration revenues and $5 to $10 million in Other Revenues. The collaboration revenues estimate includes the $45 million in total inbound collaboration milestone payments; $11 to $14 million in revenues related to reimbursement of R&D activities from our collaboration with Bristol-Myers Squibb; and the recognition of approximately $9 million of deferred revenue related to previously received upfront and milestone payments in connection with our collaborations with Biogen Idec and Bristol-Myers Squibb. The other revenues estimate includes Cardene pre-mixed bag royalties from EKR and revenues related to our out-licensing agreements. EKR royalties in 2010 are expected to be lower than in 2009 due to the introduction in late 2009 of at least five generic ampoule versions of nicardipine hydrochloride, which we believe will compete with EKR’s pre-mixed bag formulations of Cardene.

Total costs and expenses for 2010 are expected to be $151 to $163 million. This estimate includes $21 to $23 million of anticipated depreciation, amortization and stock-based compensation, but does not include any estimates for potential restructuring charges related to changes in estimates for the existing lease restructuring liability or any potential asset impairment charges that we may incur as a result of our sublease efforts. Given that 2009 operating expenses on this same basis, excluding restructuring and asset impairment charges, were $160.3 million, we expect to be able to advance our pipeline, including the addition of TRU-016 to our development portfolio, while managing to keep our overall R&D and G&A expenses flat to down.  This is due largely to decreases in personnel-related and infrastructure costs as a result of our prior restructuring activities and ongoing expense management efforts.

And now I would like to turn the call back to Faheem for closing remarks. Faheem?

Faheem Hasnain

Thanks Andrew.

As I mentioned at the beginning of this call, we enter the year as a strong and focused organization. We look forward to achieving a number of significant development milestones in 2010 and beyond. We expect to have a validating collaboration for our proprietary next-generation protein-engineering platform technologies by year-end, and continue our work to identify and validate new mutations for additional commercial antibodies. And we have the financial strength to fund our operations through the end of 2012.

I am very proud of what our employees accomplished in 2009, particularly in the face of uncertainties that existed for a significant portion of the year. There were many challenges along the way, but there were also a number of positive outcomes that, I believe, far outweighed those challenges.

Thank you and I look forward to seeing many of you in the coming months.

With that, I’d like to turn the call over to the operator for your questions. Operator, please begin.

Q&A SESSION

Operator

At this time, if you’d like to ask a question, please press star one on your telephone keypad.

Our first question will come from the line of Mike King with Merriman.

Michael King

Good afternoon, guys.  Thanks for taking my question.  Can you hear me okay?

Faheem Hasnain

Yes, Mike.

Andrew Guggenhime

Perfect.

Michael King

Just first, I wanted to start with Andrew, if you don’t mind.  Just to be clear on accounting issues and some, and you know, making sure all the boxes are filled in the right manner.  So, Andrew, on slide 17 where you’ve got $45 million in inbound collaboration milestone payments, I would assume that includes the $30 million from Biogen for starting the DECIDE study?

Andrew Guggenhime

Correct.  It’s the $30 million from Biogen and the $15 million from BMS.

Michael King

Right.  And neither of those are amortized over time — they’re just going to be taken as one shot?

Andrew Guggenhime

Correct, because they are truly at-risk milestones and we’re at-risk upon the inception of the collaboration, the earning of them, the receipt of them would be immediately recognized as revenue; different from some of the revenue being currently amortized related to the initial payments made, which were upon the inception of the collaboration.  But at-risk milestones are recognized when earned.

Michael King

Oh okay, and I don’t want to get into the esoteric of the accounting rules, but I’m just, I guess, typically these things are even if they are at-risk, they are usually amortized over some period of time that the collaboration is in existence.  I’m just — I don’t know if you can help us understand the difference in the definition of what you deferred versus what, again, understanding at-risk, but what makes that more at-risk than other deferred revenue, if that’s a clear —?

Andrew Guggenhime

Well it really gets down; again, this is actually pretty consistent in our experience, certainly as well as with our auditors with typical accounting practices in the biotech industry.  But in each of the collaborations with Biogen Idec and Bristol-Myers, for example, we received a payment upon inception of the collaboration.  There were no hurdles that needed to be achieved to receive those payments.  Those payments are being amortized as revenue over the expected development life of the programs.

Michael King

OK.

Andrew Guggenhime

In each of the collaborations there were also potential future milestones that will be earned …

Michael King

I see.

Andrew Guggenhime

upon meeting of certain criteria.  We have previously met certain milestones related to the Biogen Idec collaboration, which were recognized immediately as revenue when earned.  And in these cases the — for BMS, the advancement of the program into phase 2 and in the case of Biogen Idec, the initiation of the phase 3; both of those were deemed to be at-risk milestones and as a result, when earned would be recognized immediately. That would apply to future potential milestones in each of the collaborations, which we’ve — as we’ve discussed and we’ve outlined publicly, exist as well.

Michael King

Right, OK.  Got it.  OK, so some of the other — all right, so the other stuff I can take with you offline.  It’s probably not appropriate for the call, but if we could just turn quickly to the pipeline, Mark, you mentioned that — I guess you mentioned that with respect to Elotuzumab, there would be a go, no-go in 2011.  Did I hear you right; first half of 2011?

Dr. Mark Rolfe

Yes, Mike.  That’s correct. Currently we’re in …

Michael King

So there is no … Sorry; go ahead.

Dr. Mark Rolfe

I was about to say that currently we’re in the phase 2 portion of the study with lenalidomide and low dose dex.  We expect an interim data readout for that study at ASH at 2010 and then in the first half of 2011, a decision to either go or no-go to phase 3.

Michael King

Right.  Is there any possibility of rapid registration?  I mean, what are you thinking about — I’d say probably the same question for 016 as well, with respect to a more rapid registration path in a relapse-refractory setting versus a more traditional randomized trial in earlier stage myeloma in the case of elotuzumab or in you know in CLL or NHL in the case of 016?

Dr. Mark Rolfe

Sure.  So let’s take elotuzumab first of all.  So as you know, this is a partnership with Bristol-Myers Squibb and we’re currently having in-depth discussions with Bristol-Myers concerning the potential registration path.  As you know as well as I do, that rapid registration, single arm response rate type study that historically has been used is becoming more and more difficult with newer agents being available and newer combinations becoming the standard of care.

Michael King

Right.

Dr.  Mark Rolfe

So it’s something that we are certainly discussing with our partners, but I wouldn’t like to leave you with the impression that that’s the path we’re going to take. But it’s something that we’re discussing right now.

With respect to TRU-016 and CLL and NHL, I think it’s just a little bit too early in the — our clinical experience.  To date we’ve reported on 33 patients.  We’re very excited by the activity we’ve seen in these heavily pretreated CLL patients.  We’ve got the five investigator assessed PRs that were described at ASH and you know we are still understanding the potential of this molecule right now.

Faheem Hasnain

And, Mike, this is Faheem.  I mean to just kind of add a little bit to that. Conceivably, in the TRU-016 case, you know there’s a number of patient profiles that we need to explore and we are expanding the current phase 1 to now include NHL patients. And obviously, one of the things that we will need to look at is the Rituxan-refractory population to see if we have a robust effect there.  If that is the case, then you know that could be an interesting path to market.  But as Mark said, we’re kind of in the throes of really trying to understand the populations beyond CLL.

Michael King

Right.  And just further on 016, since you did bring it up, the combinations; can you speak specifically to which combination?  I mean it seems like bendamustine makes sense for both CLL and NHL, but I don’t know if you’re willing to state at this point in time what …

Dr. Mark Rolfe

Absolutely, Mike.  In that relapsed setting, as you know there were some impressive data with bendamustine at ASH and that currently is our thinking, that in both of those settings in the relapsed patients, it would be a TRU-016-bendamustine combination.

Michael King

OK.  I’ve got additional questions, but let me get back in the queue.

Faheem Hasnain

OK.  Thanks, Mike.

Operator

Again, for any questions or comments, please press star one on your telephone keypad.  Our next question will come from the line of Jason Zhang with BMO Capital.

Jason Zhang

Hi.  Good afternoon.  Thanks.

Faheem Hasnain

Hi, Jason.

Jason Zhang, PhD.

Thanks for taking my question.  OK, Faheem, you made the comment that ongoing activity with Centerview, you’re not going to comment on that until you come to a conclusion.  I wonder, how did you define a conclusion?  I mean these types of things can go on as long as possible and I guess your board has made some, I guess — I mean at some point you have to come to a conclusion whether this process is worth continuing.  I’m wondering, how do you define the conclusion of this process?

Faheem Hasnain

Yes, I mean, Jason, I can’t give you the specifics on the criteria, but suffice it to say we, as mentioned in previous communications, we are in discussions.  We have certainly interest from third parties and when Biogen Idec’s hostile tender offer lapsed in December, we asked Centerview to conduct a very thorough and robust process, which we are doing at this point in time.

So we don’t intend and don’t expect that this process will go on for a year, but we certainly would expect that we would be able to determine whether, at this point time, there is a third party that is interested in putting an appropriate valuation on the company.  And if that is not the case at this point in time, then we will certainly provide a broad communication at a point that we deem is appropriate.

Jason Zhang

Can I ask, has Biogen come back to the negotiation table since they have, I guess, publicly stopped their previous process?

Faheem Hasnain

Yes, I’m sorry, Jason.  I can’t comment on anything further as it relates to the process.

Jason Zhang

Okay.  Then I have a question about the transfer of the manufacturing rights to Biogen.  You had a press release and there’s not much detail there.  I know this is something that you hold dear to you, but now you have given that to Biogen Idec.  So for return, what have you got?

Faheem Hasnain

So what was important, as you know that kind of the sequence here was when Genmab, who was doing our manufacturing for us across our pipeline had decided to mothball their facility, it was important that we reached an agreement in a fairly short period of time with our partners about a tech transfer, manufacturing transfer.

We have now done so with Biogen Idec and we’re very pleased that the way that technology transfer is going.  Biogen Idec has a very robust capability.  The product will be developed in their Research Triangle Park facility, which is a very experienced group of individuals.  And so the most important thing for us and what is driving us is to ensure that we’ve got a robust manufacturing process and approach as we move into our phase 3.

Given the value that daclizumab represents to our company and, quite frankly, to Biogen Idec, it was critical for both parties to ensure that we didn’t miss a beat and we feel that’s exactly what was driving our decision and where we are now.  And so there is really from our perspective, value of daclizumab was the most critical piece.

Jason Zhang

But you still hold the manufacturing rights, right?  You just transferred the contract to Biogen Idec.

Faheem Hasnain

No.  We have transferred manufacturing rights and responsibilities to Biogen Idec, so they are now, as we go forward, the ones that are responsible — the responsible party.

We maintain, I should say, Jason, we do maintain, though, other very significant rights and responsibilities as it relates to the collaboration.  Most notably, we continue to retain the responsibility as being the lead regulatory party for North America and we have a number of, we think, very important commercial rights and responsibilities as well.

Jason Zhang

Okay.  And then finally, just quickly, on the SPA for daclizumab you know we are in — at the end of Q1, you sounded pretty confident that you would start phase 2 — phase 3 in the second quarter and you mentioned that it’s in the final stages.  Of course I don’t really know the detail of the process, so I assume you have continued dialog with the FDA and truly you are in the final stages and you expect to receive this shortly, because otherwise you wouldn’t be able to get the phase 3 study in Q2?

Faheem Hasnain

Correct, correct.  And, Mark, if you want to comment?

Dr. Mark Rolfe

Hi, Jason.  I think that’s a fair reflection of what’s going on.  As you know, the process is governed by an FDA clock. In the first part of that process they had 45 days to respond to the initial filing.  But then when you have subsequent iterations of discussions, there are no clocks and so it is a little bit open-ended. And so we are always — we’re unable to give precise timelines, but we’re fairly confident.

Faheem Hasnain

But yes, so having said that, we’re very pleased with the way the discussions have gone and, as we said, we think we’re getting to the kind of final stages of this process and both Facet and Biogen Idec remain comfortable and confident around the initiation time that we’ve guided you to for the DECIDE study.

Jason Zhang

OK, OK.  Very well, thanks.

Faheem Hasnain

Thanks, Jason.

Operator

And our next question is a follow up from Mike King with Merriman.

Faheem Hasnain

Go ahead, Mike.

Michael King

Sorry.  Can you hear me?

Faheem Hasnain

Yes.

Michael King

All right, I just had the phone muted.  Just to follow up on Jason’s question about the SPA, the — perhaps, I mean —pivotal trials in multiple sclerosis are fairly commonplace nowadays. And so I guess the question would even be, why would you request an SPA? It sort of seems like moot in this day and age, where the FDA is very comfortable and familiar with the endpoints of MS trials.

Faheem Hasnain

Yes, Mike, the — so I would agree on one point, being that when you think about the endpoint, annualized relapse rate is a fairly clear and reasonably obvious endpoint, so absolutely correct on that.  There are a number of reasons why an SPA discussion with the FDA makes sense, related to things like secondary endpoints.  The ordering and priority of those secondary endpoints are very important, as you probably are aware, Mike.  EDSS is becoming a more important endpoint, not only to the FDA, but also the EMEA.

The statistical plan is a critical dimension in making sure that we’ve got agreement on the statistical plan as it links to, certainly those secondary endpoints.  And obviously the overall design of the study, there are a number of approaches that could be contemplated and we will outline the design of this study, which we’re very excited about, as soon as we get final agreement.

But the notion of having that discussion upfront with the FDA on all of those pieces; the dose, the design of the study, the statistical plan, and the secondary endpoints, from our perspective, seemed to be a very prudent thing to do to even further reduce the — improve the probability of success and the — and the likelihood of success in the — in the long run.

Michael King

In light of that, are you going to seek scientific advice from EMEA?

Faheem Hasnain

Probably not in the context of triggering the DECIDE study.  I’m sure there will be discussions and we have had discussions with EMEA, but it will not be a trigger point, if you will, for the start of the DECIDE study.

Michael King

But will the program — do you believe the program, as foreseen, will suffice for both U.S. as well as ex-U.S. registration?

Faheem Hasnain

Yes.  Yes, we do and we believe that we’ve got a pretty reasonable understanding of what the EMEA is going to be and is requiring for studies such as this.  And so we are certainly and have contemplated that perspective into the design of our phase 3.

Michael King

OK. And then the final question is, with respect to the bio you know biobetter, biogeneric technology. Can you talk about the value proposition?  You know, what is offered by let’s say having a —I guess I could see it in the case of Erbitux, with a less immunogenic, although 11F8 is coming along.

So, where’s the value proposition here and also speak to, you know, is this purely going to be an out-license business or will there be some of these compounds that Facet will want to have some kind of significant interest in sort of along the lines of you know elotuzumab or daclizumab?

Dr. Mark Rolfe

So, Mike, I think certainly the main focus for the partnering activities is to find partners who are wanting to get into that biogeneric space.  We can certainly assay and measure a number of different features of these libraries of molecules and select molecules with different features.  As we’ve had discussions with folks, it’s become apparent that the most value is wrapped up in our composition of matter patents, not only for molecules that may perform better, but for true bioequivalence, just having novel compositions of matter with the same biological characteristics may be attractive to some folks.

So I think it will be — it’ll depend on the partner. And certainly, to the latter part of the question, with respect to our own pipeline drugs, we’re certainly discussing how best to think about lifecycle management and potential second generations.  And clearly, we’d bring any technologies to bear on those kinds of discussions.

Faheem Hasnain

Right.  So, Mike, the other kind of dimension of the discussions we’ve been having that seem to be of value, again, to Mark’s point, it depends on the partners; also on their interest in developing a better IP estate around their existing pipeline programs.

But in terms of your question about kind of what is it that we’re looking for, we are anticipating the kind of structure that would include a milestone or upfront with milestones and backend royalties, so really not looking at the kind of structure, say like the Queen royalties, where there are just royalties on backend sales, but we would be expecting to have a structure with more upfronts along with development milestones.

Michael King

Got it.  OK, I’m good.  Thank you very much.

Faheem Hasnain

Thanks, Mike.

Dr. Mark Rolfe

Thank you, Mike.

Faheem Hasnain

Operator, it sounds like there are no further questions?

Operator

There are no further questions at this time.

Faheem Hasnain

OK.  Thank you very much everybody.